Exhibit 99.1

The PMI Group, Inc.

NEWS RELEASE

Investor and media contacts: Bill Horning / Beth Haiken
925.658.6193 / 925.658.6192

THE PMI GROUP, INC. REPORTS FIRST QUARTER 2005 NET

INCOME OF $101.2 MILLION; NET INCOME PER DILUTED

SHARE OF $1.00

NET INCOME PER DILUTED SHARE FROM CONTINUING OPERATIONS

UP 20% OVER FIRST QUARTER 2004

Walnut Creek, CA, May 5, 2005, — The PMI Group, Inc. (NYSE: PMI) (the “Company”) today announced that consolidated net income from continuing operations totaled $101.2 million, compared to $85.6 million for the same period a year ago, an increase of 18 percent. The significant improvement in net income from continuing operations in the first quarter was driven primarily by net income increases in the U.S. Mortgage Insurance Operations and Financial Guaranty segments. In the first quarter of 2005, net income per diluted share from continuing operations was $1.00, compared to net income of $0.83 per diluted share for the same period a year ago, an increase of 20 percent. The net income results for the first quarter of 2005 led to a book value per share of $33.93 at March 31, 2005, compared to a book value per share of $30.70 at March 31, 2004.

Consolidated net income and net income per share were $101.2 million, or $1.00 per diluted share, for the quarter ended March 31, 2005, compared to net income of $119.5 million, or $1.16 per diluted share, for the first quarter of 2004. Included in the consolidated net income for the first quarter of 2004 was a $30.1 million ($0.29 per share) after tax gain on the sale of American Pioneer Title Insurance Company (“APTIC”).

RECONCILIATION OF EARNINGS PER SHARE
(Dollars and shares, except per share amounts, in millions)	Q1 2005	Q1 2004
Income from continuing operations after taxes	$101.2	$85.6

Plus: Interest expense on contingently in convertible debt, net of taxes	1.9	1.9

Net income from continuing operations after assumed conversion of contingently convertible debt	$103.1	$87.5

Diluted weighted average shares after assumed conversion of contingently convertible debt	103.5	105.0

Per Share Data:

Diluted net income from continuing operations per share:	$1.00	$0.83
Income from discontinued operations after taxes	—	0.04
Gain on sale of discontinued operations, net of taxes	—	0.29

Diluted net income per share	$1.00	$1.16

First Quarter 2005 Highlights

•	Combined[1] insurance in force grew to $267.0 billion at March 31, 2005 from $244.0 billion at March 31, 2004;

•	Net income for the U.S. Mortgage Insurance Operations[2] segment grew by approximately 24 percent to $66.3 million in the first quarter of 2005, compared to $53.6 million in the first quarter of 2004;

•	The U.S. Mortgage Insurance Operations segment realized a 10 percent increase in earned premiums over the same period in 2004. Also, expense savings of approximately $1 million to $1.5 million were realized in the quarter attributable to the U.S. Mortgage Operations segment field restructuring undertaken in 2004. The Company continues to expect a pre-tax expense savings of $5 million to $6 million in 2005;

•	U.S. credit trends: Delinquent loan inventory was down 9 percent from December 31, 2004; the primary default rate declined to 4.53 percent at March 31, 2005, compared to 4.86 percent at December 31, 2004;

[1]	“Combined” includes results from U.S. Mortgage Insurance Operations, CMG Mortgage Insurance Company and its’ affiliates (collectively “CMG”), PMI Australia and PMI Europe, primary insurance and credit default swap transactions.
[2]	“U.S. Mortgage Insurance Operations” includes the results of PMI Mortgage Insurance Co. and affiliated U.S. reinsurance companies and equity in earnings from CMG.

•	The International Operations[3] segment benefited from a continuation of favorable credit trends in Australia, the signing of our first mortgage insurance contract with an Italian bank and robust growth in written gross premiums in Hong Kong.

•	The Company’s investment in FGIC Corporation (“FGIC”) yielded equity in earnings of $18.1 million (after tax) in the first quarter of 2005 compared to $12.7 million (after tax) in the same period last year.

Results for the Company include:

Mark-to-market losses related to the foreign currency put options purchased to mitigate the effects of a strengthening in the U.S. dollar spot rate at quarter end were $1.1 million in the first quarter of 2005. Net income was favorably impacted by $0.5 million for the quarter related to the translation gains from a change in the average foreign currency exchange rates compared to the same period a year ago.

The diluted weighted average common shares outstanding for the quarter were 103.5 million compared to 105.0 million for the same period a year ago. In the first quarter of 2005, approximately 832,200 common shares were repurchased at a cost of $33.3 million. The Company has $66.7 million in remaining capacity under its $100 million common stock repurchase program authorized on February 17, 2005.

Combined primary new insurance written for the quarter was $17.0 billion, compared to $18.1 billion for the same period a year ago. The decrease was due primarily to declines in new insurance written by our U.S. Mortgage Insurance Operations segment and by PMI Australia primarily attributable to slowdowns in mortgage originations in the U.S. and Australian markets. Combined insurance in force at March 31, 2005 was $267.0 billion, compared to $244.0 billion at March 31, 2004. The increase was due primarily to an increase in insurance in force for PMI Australia.

Consolidated net premiums written for the quarter totaled $193.7 million, relatively unchanged from $193.4 million for the same period a year ago.

Consolidated premiums earned for the quarter were $199.6 million, compared to $185.3 million for the same period a year ago. The increase for the quarter was primarily due to the recognition of premiums associated with loan cancellations under non-refundable single premium policies and the increase in premiums earned as a result of higher average premium rates for U.S. Mortgage Insurance Operations.

[3]	“International Operations” includes the results of PMI Australia, PMI Europe and the results of operations in Hong Kong.

Consolidated net investment income for the quarter totaled $43.8 million, compared to $40.0 million for the same period a year ago. The increase for the first quarter 2005 compared to the corresponding period in 2004, was due primarily to growth in our U.S. and Australian investment portfolios, partially offset by a decrease in the book yield of our U.S. investment portfolio.

Consolidated losses and loss adjustment expenses for the quarter totaled $64.5 million compared to $59.8 million for the same period a year ago. The increase, when compared to the first quarter of 2004, was primarily due to higher claims paid for U.S. Mortgage Insurance Operations and is consistent with the Company’s revised expectation for total incurred losses in 2005.

Consolidated reserve for losses and loss adjustment expenses totaled $364.8 million at March 31, 2005, unchanged from $364.8 million at December 31, 2004.

Amortization of deferred policy acquisition costs was $20.4 million in the first quarter of 2004, compared to $23.1 million for the same period a year ago. The decrease is due to the seasoning of the 2003 book year and increased efficiencies resulting from our field restructuring in 2004.

Consolidated other underwriting and operating expenses for the quarter totaled $45.6 million, compared to $50.3 million for the same period a year ago. The decrease for the first quarter of 2005 when compared to the same period a year ago was due primarily to the higher expenses incurred in the first quarter of 2004 that related to 2003 employee compensation and field restructuring costs of approximately $1.2 million (pre-tax) in the U.S. Mortgage Insurance Operations segment.

Consolidated income tax expense from continuing operations for the quarter totaled $33.5 million and was affected by an increase in the effective tax rate from 24.2% to 24.9% and the increase in pre-tax income from continuing operations. The increase in our effective tax rate for the first quarter of 2005 was primarily due to increases in our U.S. Mortgage Insurance Operations underwriting income which is taxed at 35.0%.

FIRST QUARTER 2005 SEGMENT HIGHLIGHTS
(Dollars in millions)	U.S. Mortgage Insurance Operations	International Operations	Financial Guaranty[4]	Other[5]	Total
Net premiums written	$154.5	$39.2	$—	$0.0	$193.7
Premiums earned	164.1	35.4	—	0.0	199.6	*
Equity in earnings	4.1	—	20.8	0.3	25.2
Total revenues	194.2	49.4	20.8	10.4	274.8
Losses, expenses and interest expense	102.7	12.8	—	24.6	140.1
Net income	$66.3	$25.1	$18.9	$(9.2)	$101.2	*

*	Does not total due to rounding

U.S. Mortgage Insurance Operations

Net income for U.S. Mortgage Insurance Operations for the quarter totaled $66.3 million, compared to $53.6 million for the same period a year ago. The increase was due primarily to increases in premiums earned, decreases in underwriting and operating expenses and equity in earnings from unconsolidated strategic investments.

Net premiums written for U.S. Mortgage Insurance Operations for the quarter totaled $154.5 million, compared to $153.1 million for the same period a year ago. The increase was due to an increase in average premium rates and, to a lesser extent, higher primary risk in force.

Premiums earned for the quarter totaled $164.1 million, compared to $149.0 million for the same period a year ago. The increase was due primarily to the recognition of premiums associated with loan cancellations under non-refundable single premium policies, an increase in the average premium rate and, to a lesser extent, higher primary risk in force.

Net investment income for the quarter totaled $25.6 million, compared to $24.5 million for the same period a year ago due to year-over-year increases in cash, cash equivalents and investments, partially offset by lower book yields as a result of higher liquidity levels.

Equity in earnings from CMG Mortgage Insurance Company for the quarter totaled $4.1 million (pre-tax), compared to $3.3 million (pre-tax) for the same period a year ago. The increase was due primarily to the growth of insurance in force and premiums earned.

[4]	“Financial Guaranty” includes the equity in earnings from FGIC and RAM Re.
[5]	“Other” includes other income and related operating expenses of PMI Mortgage Services Co.; investment income, interest expense and corporate overhead of The PMI Group, Inc.; the results of Commercial Loans Insurance Co. and WMAC Credit Insurance Corporation; equity in earnings from SPS and certain limited partnerships; and the results from discontinued operations of APTIC.

Losses and loss adjustment expenses for the quarter totaled $63.1 million, compared to $59.0 million for the same period a year ago. The increase was due primarily to increases in the number of primary claims paid associated with the seasoning of the primary portfolio, partially offset by a decrease in the average primary claim size.

Amortization of deferred policy acquisition costs for the quarter totaled $16.0 million, compared to $19.4 million for the same period a year ago. The decrease was due primarily to the continued amortization of expenses related to policies originated in 2003, expense savings realized from the 2004 field restructuring and the decline in new insurance written (NIW) compared to prior periods.

Other underwriting and operating expenses for the quarter totaled $23.6 million, compared to $26.1 million for the same period a year ago. The decrease for the quarter was due primarily to expenses incurred in the first quarter of 2004 related to 2003 employee compensation, $1.2 million of field restructuring costs and, to a lesser extent, expense savings realized in the first quarter of 2005 as a result of the field restructuring.

DOMESTIC NEW INSURANCE WRITTEN
(Dollars in billions)	Q1 2005	Q1 2004
Domestic[6] primary new insurance written	$9.2	$9.8
Excluding CMG	8.2	8.8
Bulk new insurance written	1.9	0.3
Domestic pool new insurance written	1.3	3.9

Domestic primary new insurance written for the quarter totaled $9.2 billion, compared to $9.8 billion for the same period a year ago. The decrease in the first quarter of 2005 compared to the corresponding period in 2004 was driven primarily by lower volumes in the residential mortgage origination and mortgage insurance markets, partially offset by increased bulk insurance writings.

PRIMARY INSURANCE AND RISK IN FORCE
(Dollars in billions)	As of 3/31/05	As of 12/31/04	As of 3/31/04
Domestic primary insurance in force	$118.2	$119.4	$117.0
Excluding CMG	104.0	105.3	104.3
Domestic primary risk in force	28.8	28.9	27.4
Excluding CMG	25.5	25.7	24.5
Domestic annual primary persistency rate	61.7%	61.8%	48.6%
Excluding CMG	60.8%	60.9%	47.8%

[6]	“Domestic” includes results from U.S. Mortgage Insurance Operations and CMG.

Domestic primary insurance in force totaled $118.2 billion at March 31, 2005, compared to $117.0 billion a year ago. Domestic primary risk in force totaled $28.8 billion, compared to $27.4 billion at the end of the first quarter of 2004 and was driven primarily by a greater number of high LTV loans with deeper coverage and higher average loan balances. The domestic annual persistency rate increased to 61.7% as of March 31, 2005 from 48.6% as of March 31, 2004.

Pool risk in force as of March 31, 2005 was $2.4 billion, compared to $2.6 billion at March 31, 2004.

DEFAULT RATES
	As of 3/31/05	As of 12/31/04	As of 3/31/04
Domestic primary mortgage insurance	4.07%	4.37%	3.86%
Excluding CMG	4.53%	4.86%	4.26%
Excluding CMG and bulk transactions	4.04%	4.30%	3.71%
Bulk transactions only	8.17%	9.19%	8.68%
Pool insurance	5.65%	5.50%	4.39%

At March 31, 2005, the Company’s U.S. primary insurance default rate, excluding CMG, was 4.53 percent compared to 4.86 percent at December 31, 2004. The decrease was primarily due to a decrease in primary loans in default from 39,054 at December 31, 2004 to 35,716 at March 31, 2005, partially offset by a decrease in primary policies in force from 803,236 at December 31, 2004 to 788,847 at March 31, 2005.

At March 31, 2005, the Company’s U.S. pool insurance default rate was 5.65 percent compared to 5.50 percent at December 31, 2004. The increase was due primarily to a 4 percent decrease in pool insurance policies in force.

CLAIMS PAID
(Dollars in millions)	Q1 2005	Q4 2004	Q1 2004
Primary – flow	$41.7	$36.9	$31.1
Primary – bulk	13.8	10.8	12.5

Total primary	55.5	47.7	43.6
Total pool and other	4.7	4.4	3.9

Total claims paid	$60.2	$52.1	$47.5

Primary claims paid for the quarter totaled $55.5 million, compared to $43.6 million in the first quarter of 2004. The increase in claims paid in the first quarter of 2005 was influenced by the seasoning of our primary insurance portfolio and higher claim rates associated with the portion of the portfolio that contain ARMs, high LTV, Alt-A and less-than-A quality loans. Performance in the first quarter of 2005 was consistent with the Company’s revised expectation for total incurred losses in 2005.

International Operations

Net income from International Operations for the quarter totaled $25.1 million, compared to $27.0 million for the first quarter of 2004. The decrease in net income in the first quarter of 2005 was due primarily to decreases in PMI Europe’s premiums earned and other income. The results of our International Operations are subject to fluctuations in the foreign currency exchange rate of the U.S. dollar, principally with the Australian dollar and the Euro. The change in average foreign currency exchange rates from the first quarter of 2005 to the corresponding period in 2004 favorably impacted net income from International Operation’s by $0.5 million.

In January 2005, PMI Australia and PMI Europe purchased Australian dollar and Euro put options, respectively, designed to partially mitigate the negative financial impact of a potential strengthening of the U.S. dollar relative to the Australian dollar and the Euro in 2005. For the quarter, International Operations recognized a charge of $1.1 million in other income due to the changes in fair value of the foreign currency put options.

Net investment income for International Operations for the quarter totaled $13.8 million, compared to $11.8 million for the same period a year ago. The increase was due primarily to an increase in the investment portfolio of PMI Australia and an increase in the yield on our investments in the PMI Australia investment portfolio, partially offset by a reduction in foreign currency remeasurement gains for PMI Europe.

Net income from PMI Australia for the quarter totaled $20.6 million, compared to $20.3 million for the same period a year ago. In local currency, net income from PMI Australia for the quarter totaled AU$26.5 million, unchanged from AU$26.5 million for the same period a year ago.

Credit trends continued to remain favorable for PMI Australia. Losses and loss adjustment expenses for PMI Australia continued at low levels of claim payments and default rates. PMI Australia’s default rate at March 31, 2005 was 0.13% compared to 0.16% at March 31, 2004. Claims paid totaled $0.3 million in the first quarter of 2005, compared to $0.2 million for the same period a year ago.

Premiums earned for PMI Australia for the quarter totaled $29.4 million, compared to $28.9 million for the same period a year ago. In local currency terms, earned premiums in the first quarter of 2005 of AU$37.8 million were unchanged from AU$37.8 million in the first quarter of 2004. This comparison also reflects a change in the rate at which PMI Australia is recognizing unearned premiums into net income for the current book year. This change is driven primarily by the continued low loss levels experienced by PMI Australia over the last year. The refinement of the premiums earnings pattern methodology had the effect of deferring higher premiums earnings into future periods and reducing net income in the first quarter of 2005 by approximately $1 million. PMI Australia’s unearned premiums at March 31, 2005 were AU$382.8 million compared to AU$330.5 million at March 31, 2004, an increase of 16 percent.

Primary insurance in force for PMI Australia was $117.4 billion at March 31, 2005, compared to $93.2 billion at March 31, 2004. Primary risk in force for PMI Australia was $106.7 billion at March 31, 2005, compared to $84.5 billion at March 31, 2004.

New insurance written for PMI Australia for the quarter totaled $7.7 billion, compared to $8.3 billion for the same period a year ago. The decrease in primary NIW generated by PMI Australia’s flow channel in the first quarter of 2005 compared to the first quarter of 2004 was primarily due to a lower mortgage origination activity combined with increasingly competitive pricing. PMI Australia’s primary new insurance written includes flow channel insurance as well as insurance written on residential mortgage-backed securities, or RMBS. RMBS transactions include insurance on seasoned portfolios comprising prime credit quality loans with loan-to-values principally below 80 percent. RMBS new insurance written for the quarter totaled $3.8 billion in the first quarter of 2005, compared to $3.0 billion for the same period a year ago.

Net income for PMI Europe for the quarter totaled $3.0 million, compared to $4.7 million for the same period a year ago. The decrease was due primarily to a decrease in premiums earned and other income. In local currency, net income from PMI Europe for the quarter totaled €2.3 million, compared to €3.8 million for the same period a year ago.

Net premiums written for PMI Europe for the quarter totaled $1.5 million, compared to $2.7 million for the same period a year ago. The decrease in net premiums written was due to the uneven nature of business activity in the European structured markets.

Premiums earned for PMI Europe for the quarter totaled $4.4 million, compared to $5.4 million for the same period a year ago. The decrease for the quarter was due primarily to a decrease in premiums earned associated with the U.K. lenders’ mortgage insurance portfolio acquired by PMI Europe in 2004. As this portfolio continues to season, we expect premiums earned and risk in force associated with this portfolio to decline.

Net investment income for PMI Europe for the quarter totaled $2.5 million, compared to $2.7 million for the same period a year ago. Insurance in force (including credit default swaps) for PMI Europe was $31.4 billion at March 31, 2005, compared to $33.7 billion at March 31, 2004. Risk in force (including credit default swaps) for PMI Europe was $2.4 billion at March 31, 2005, compared to $3.3 billion at March 31, 2004.

Other income for PMI Europe in the first quarter of 2005 included a $0.4 million gain related to a change in fair value for credit default swaps, which are accounted for as derivative instruments.

PMI’s Hong Kong reinsurance premiums written for the quarter totaled $5.3 million, compared to $1.8 million for the same period a year ago. The increase was due primarily to an increase in mortgage origination activity in Hong Kong and product expansion.

Financial Guaranty

Financial Guaranty, which includes equity in earnings from the Company’s investments in FGIC and RAM Re, reported net income for the quarter of $18.9 million, compared to $13.5 million for the same period a year ago. Equity in earnings from FGIC totaled $19.6 million (pre-tax) in the first quarter of 2005, compared to $13.6 (pre-tax) million in the first quarter of 2004. The increase was due primarily to increases in refundings and premiums written combined with a reduction in loss reserves during the quarter, offset by higher underwriting expenses in the first quarter of 2005.

Equity in earnings from RAM Re for the quarter totaled $1.2 million (pre-tax), compared to $1.3 million (pre-tax) for the same period a year ago. The Company reports equity in earnings from RAM Re on a one-quarter lag.

Other

The Other segment consists of revenues and expenses of the holding company, PMI Mortgage Services Co., SPS Holding Corp. (SPS), and for the first quarter of 2004, the gain on sale and the discontinued operations of APTIC.

In January 2005, the Company signed a Summary of Terms granting Credit Suisse First Boston (USA) an option to buy 100 percent of the outstanding stock of our outstanding stock of SPS. As of March 31, 2005, our total investment in SPS was $123.1 million, consisting of $110.4 million carrying value of our equity investment held for sale and $12.7 million in related party receivables, which are current. As a result of reclassifying our investment in SPS as held for sale, effective January 1, 2005, we have recorded equity earnings of SPS in other income.

Net loss for the quarter totaled $9.2 million compared to net income of $25.3 million for the same period a year ago. The increase in the net loss for the quarter was due primarily to the effect of the $30.1 million (after tax) gain from the sale of APTIC recorded in the first quarter of 2004.

Equity in the earnings of SPS for the quarter totaled $0.9 million (pre-tax), compared to $0.3 million (pre-tax) for the same period a year ago. The increase for the first quarter of 2005 was primarily driven by a decrease in SPS’s total expenses, which exceeded the decrease in gross revenues during the quarter.

Other income totaled $5.6 million for the quarter, compared to $7.2 million for the same period a year ago. The decline was principally the result of a decline in contract underwriting volume and corresponding revenue at PMI Mortgage Services Co.

Other underwriting and operating expenses for the quarter totaled $15.1 million, compared to $17.3 million for the same period a year ago. The level of expenses reflects lower contract underwriting expenses due to decreased underwriting activity, partially offset by higher holding company expenses including compensation and interest expense.

ABOUT THE PMI GROUP, INC.

The PMI Group, Inc. (NYSE:PMI) headquartered in Walnut Creek, California is an international provider of credit enhancement products that promotes homeownership and facilitates mortgage transactions in the capital markets. Through its wholly owned subsidiaries and unconsolidated strategic investments, the Company offers residential mortgage insurance and credit enhancement products domestically and internationally as well as financial guaranty insurance and reinsurance.

The Company is an advocate of affordable housing and supports a number of organizations that foster greater access to affordable housing. The Company’s approach to affordable housing lending is to develop products and services that assist responsible borrowers who may not qualify for mortgage loans under traditional underwriting practices.

Cautionary Statement: Statements in this earnings release that are not historical facts, and that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include our expectations with respect to future expenses and incurred losses of U.S. Mortgage Insurance Operations and earned premiums of International Operations. Readers are cautioned that forward-looking statements by their nature involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Many factors could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties that could affect the Company are discussed in our Form 10-K for the year ended December 31, 2004 and include changes in economic conditions such as interest rates, home values, employment rates and refinance activity. We undertake no obligation to update forward-looking statements.

# # #

THE PMI GROUP, INC. AND SUBSIDIARIES

FINANCIAL RESULTS AND STATISTICAL INFORMATION FOR THE PERIOD ENDED MARCH 31, 2005

Contents

Consolidated Statements of Operations and Balance Sheets	Page 2

Business Segments Results of Operations - Three Months Ended March 31, 2005 and 2004	Page 3

Business Segments Balance Sheets	Page 4

U.S. Mortgage Insurance Operations Analysis of Reserve for Losses and LAE and Statistical Information	Page 5

U.S. Mortgage Insurance Operations and CMG Mortgage Insurance Company Statistical Information	Page 6

PMI Australia and PMI Europe Statistical Information	Page 7

Appendix A - U.S. Mortgage Insurance Operations Supplemental Statistical Information	Page 8

Appendix B - PMI Australia and PMI Europe Quarterly Financial Information	Page 9

Appendix C - Business Segment Results of Operations by Quarter	Page 10

Please refer to the following when noted:

(1)	For the quarter ended March 31, 2005, the Company’s equity earnings in unconsolidated subsidiaries include FGIC Corporation, CMG Mortgage Insurance Company (“CMG”), RAM Reinsurance Company, Ltd. (“RAM Re”), other limited partnership interests and the trust subsidiary that issued the Company’s preferred securities. As of December 31, 2004, the equity investment in SPS Holding Corp. (“SPS”) was reclassified from investments in unconsolidated subsidiaries to equity investment held for sale. Effective January 1, 2005, SPS’s equity earnings are reported in other income.

(2)	The operating results, assets and liabilities of American Pioneer Title Insurance Company (“APTIC”) were reflected as discontinued operations in the fourth quarter of 2003 with prior period financial information reclassified accordingly. The Company completed its sale of APTIC in March 2004 and recorded a gain on sale of discontinued operations of $30.1 million, net of $17.1 million of income tax expense.

(3)	In January 2005, PMI signed a letter of intent with Credit Suisse First Boston (USA), Inc. (“CSFB”) pursuant to which CSFB has an option to acquire 100% of PMI’s outstanding stock of SPS. In the fourth quarter of 2004, PMI recorded a write-down of its equity investment in SPS for $20.4 million (pre-tax). The write-down was recorded as a realized loss of discontinued operations of equity investment due to PMI’s decision to sell SPS. According to Statement of Financial Accounting Standards No. 144, Accounting for the Impairment and Disposal of Long-Lived Assets, we are not permitted to present the disposal of equity method investments as discontinued operations.

(4)	U.S. Mortgage Insurance Operations include the operating results of PMI Mortgage Insurance Co. and affiliated U.S. mortgage insurance and reinsurance Companies. CMG and its affiliates are included under the equity method of accounting in equity in earnings from unconsolidated subsidiaries.

(5)	International Operations include PMI Australia, PMI Europe and PMI’s Hong Kong results of operations.

(6)	Financial Guaranty represents our equity investments in FGIC Corporation and RAM Re.

(7)	The “Other” segment includes other income and related operating expenses of PMI Mortgage Services Co.; investment income, interest expense and corporate overhead of The PMI Group, Inc.; the results of Commercial Loans Insurance Co. and WMAC Credit Insurance Corporation; equity in earnings from SPS and certain limited partnerships; and the results from discontinued operations of APTIC.

(8)	The expense ratio is the ratio, expressed as a percentage, of the sum of amortization of policy acquisition costs and other underwriting expenses to net premiums written. The loss ratio is the ratio, expressed as a percentage, of the sum of losses and loss adjustment expenses to premiums earned.

(9)	Pool insurance includes modified pool, GSE pool, old pool and all other pool insurance products for U.S. Mortgage Insurance Operations.

(10)	Statutory risk-to-capital ratio for PMI Mortgage Insurance Co.

Note:	The interim financial and statistical information contained in this material are unaudited. Certain prior year information has been reclassified to conform to the current quarters’ presentation.

THE PMI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2005	2004
	(Unaudited)	(Unaudited)
	(Dollars in thousands, except per share data)
Net premiums written	$193,746	$193,404

Revenues
Premiums earned	$199,567	$185,302
Net investment income	43,790	40,041
Equity in earnings from unconsolidated subsidiaries (1)	25,212	19,098
Net realized investment gains	721	1,275
Other income	5,535	8,851

Total revenues	274,825	254,567

Losses and expenses
Losses and loss adjustment expenses	64,481	59,820
Amortization of policy acquisition costs	20,443	23,095
Other underwriting and operating expenses	45,645	50,320
Interest expense	9,553	8,515

Total losses and expenses	140,122	141,750

Income from continuing operations before income taxes	134,703	112,817
Income taxes from continuing operations	33,545	27,254

Income from continuing operations after income taxes	101,158	85,563

Income from discontinued operations before income taxes (2)	—	5,756
Income taxes from discontinued operations (2)	—	1,958

Income from discontinued operations after income taxes (2)	—	3,798

Gain on sale of discontinued operations, net of income taxes of $17,131 (2)	—	30,108

Net income	$101,158	$119,469

Diluted weighted average common shares outstanding (shares in thousands)	103,462	105,041

Diluted net income per share	$1.00	$1.16

CONSOLIDATED BALANCE SHEETS

	March 31, 2005	December 31, 2004	March 31, 2004
	(Unaudited)		(Unaudited)
	(Dollars in thousands, except per share data)
Assets
Cash and investments, at fair value	$3,644,480	$3,621,550	$3,502,014
Investments in unconsolidated subsidiaries (1)	919,869	911,604	956,929
Equity investment held for sale (3)	110,373	109,519	—
Related party receivables	13,764	18,439	27,664
Reinsurance receivables, reinsurance recoverables and prepaid premiums	43,915	49,657	56,258
Deferred policy acquisition costs	89,578	92,438	97,368
Other assets	339,691	342,760	341,417

Total assets	$5,161,670	$5,145,967	$4,981,650

Liabilities
Reserve for losses and loss adjustment expenses	$364,782	$364,847	$356,987
Unearned premiums	474,761	484,815	480,576
Long-term debt	819,529	819,529	819,543
Other liabilities	330,427	339,021	390,299

Total liabilities	1,989,499	2,008,212	2,047,405

Shareholders’ equity	3,172,171	3,137,755	2,934,245

Total liabilities and shareholders’ equity	$5,161,670	$5,145,967	$4,981,650

Basic shares issued and outstanding (shares in thousands)	93,492	94,025	95,567

Book value per share	$33.93	$33.37	$30.70

THE PMI GROUP, INC. AND SUBSIDIARIES

BUSINESS SEGMENTS RESULTS OF OPERATIONS

	U.S. Mortgage Insurance Operations (4)	International Operations (5)	Financial Guaranty (6)	Other (7)	Consolidated Total
	Three Months Ended March 31, 2005 (Unaudited)
	(Dollars in thousands)
Net premiums written	$154,538	$39,185	$—	$23	$193,746

Revenues
Premiums earned	$164,112	$35,435	$—	$20	$199,567
Net investment income	25,579	13,756	—	4,455	43,790
Equity in earnings from unconsolidated subsidiaries (1)	4,074	—	20,846	292	25,212
Net realized investment gains (losses)	420	340	—	(39)	721
Other income (loss)	4	(113)	—	5,644	5,535

Total revenues	194,189	49,418	20,846	10,372	274,825

Losses and expenses
Losses and loss adjustment expenses	63,118	1,363	—	—	64,481
Amortization of policy acquisition costs	16,026	4,417	—	—	20,443
Other underwriting and operating expenses	23,553	7,006	—	15,086	45,645
Interest expense	1	—	—	9,552	9,553

Total losses and expenses	102,698	12,786	—	24,638	140,122

Income (loss) before income taxes	91,491	36,632	20,846	(14,266)	134,703
Income tax (benefit)	25,149	11,485	1,956	(5,045)	33,545

Net income (loss)	$66,342	$25,147	$18,890	$(9,221)	$101,158

Expense ratio (8)	25.6%	29.1%
Loss ratio (8)	38.5%	3.8%
Combined ratio	64.1%	32.9%

	Three Months Ended March 31, 2004 (Unaudited)
	(Dollars in thousands)
Net premiums written	$153,064	$40,323	$—	$17	$193,404

Revenues
Premiums earned	$149,023	$36,259	$—	$20	$185,302
Net investment income	24,458	11,807	—	3,776	40,041
Equity in earnings from unconsolidated subsidiaries (1)	3,328	—	14,928	842	19,098
Net realized investment gains (losses)	1,087	225	—	(37)	1,275
Other income	81	1,602	—	7,168	8,851

Total revenues	177,977	49,893	14,928	11,769	254,567

Losses and expenses
Losses and loss adjustment expenses	58,956	864	—	—	59,820
Amortization of policy acquisition costs	19,433	3,662	—	—	23,095
Other underwriting and operating expenses	26,137	6,867	—	17,316	50,320
Interest expense	21	1	—	8,493	8,515

Total losses and expenses	104,547	11,394	—	25,809	141,750

Income (loss) from continuing operations before income taxes	73,430	38,499	14,928	(14,040)	112,817
Income tax (benefit) from continuing operations	19,822	11,470	1,413	(5,451)	27,254

Income (loss) from continuing operations after income taxes	53,608	27,029	13,515	(8,589)	85,563

Income from discontinued operations before taxes (2)	—	—	—	5,756	5,756
Income taxes from discontinued operations (2)	—	—	—	1,958	1,958

Income from discontinued operations after income taxes (2)	—	—	—	3,798	3,798

Gain on sale of discontinued operations, net of income taxes (2)	—	—	—	30,108	30,108

Net income	$53,608	$27,029	$13,515	$25,317	$119,469

Expense ratio (8)	29.8%	26.1%
Loss ratio (8)	39.6%	2.4%
Combined ratio	69.4%	28.5%

THE PMI GROUP, INC. AND SUBSIDIARIES

BUSINESS SEGMENTS BALANCE SHEETS

	U.S. Mortgage Insurance Operations (4)	International Operations (5)	Financial Guaranty (6)	Other (7)	Consolidated Total
	March 31, 2005
	(Dollars in thousands)
Assets
Cash and investments, at fair value	$2,212,968	$1,025,957	$—	$405,555	$3,644,480
Investments in unconsolidated subsidiaries (1)	115,309	—	781,952	22,608	919,869
Equity investment held for sale (3)	—	—	—	110,373	110,373
Related party receivables	966	—	—	12,798	13,764
Reinsurance receivables, recoverables and prepaid premiums	23,044	20,871	—	—	43,915
Deferred policy acquisition costs	50,999	38,579	—	—	89,578
Other assets	199,813	27,334	—	112,544	339,691

Total assets	$2,603,099	$1,112,741	$781,952	$663,878	$5,161,670

Liabilities
Reserve for losses and loss adjustment expenses	$338,477	$26,302	$—	$3	$364,782
Unearned premiums	146,816	327,904	—	41	474,761
Long-term debt	—	—	—	819,529	819,529
Other liabilities	247,917	63,408	14,187	4,915	330,427

Total liabilities	733,210	417,614	14,187	824,488	1,989,499

Shareholder’s equity	1,869,889	695,127	767,765	(160,610)	3,172,171

Total liabilities and shareholders’ equity	$2,603,099	$1,112,741	$781,952	$663,878	$5,161,670

	December 31, 2004
	(Dollars in thousands)
Assets
Cash and investments, at fair value	$2,132,300	$1,030,751	$—	$458,499	$3,621,550
Investments in unconsolidated subsidiaries (1)	112,456	—	774,880	24,268	911,604
Equity investment held for sale (3)	—	—	—	109,519	109,519
Related party receivables	1,633	—	—	16,806	18,439
Reinsurance receivables, recoverables and prepaid premiums	31,110	18,547	—	—	49,657
Deferred policy acquisition costs	53,998	38,440	—	—	92,438
Other assets	208,806	26,460	—	107,494	342,760

Total assets	$2,540,303	$1,114,198	$774,880	$716,586	$5,145,967

Liabilities
Reserve for losses and loss adjustment expenses	$338,620	$26,224	$—	$3	$364,847
Unearned premiums	152,685	332,091	—	39	484,815
Long-term debt	—	—	—	819,529	819,529
Other liabilities	237,431	71,740	12,424	17,426	339,021

Total liabilities	728,736	430,055	12,424	836,997	2,008,212

Shareholders’ equity	1,811,567	684,143	762,456	(120,411)	3,137,755

Total liabilities and shareholders’ equity	$2,540,303	$1,114,198	$774,880	$716,586	$5,145,967

	March 31, 2004
	(Dollars in thousands)
Assets
Cash and investments, at fair value	$2,172,964	$884,839	$—	$444,211	$3,502,014
Investments in unconsolidated subsidiaries (1)	101,129	—	721,079	134,721	956,929
Related party receivables	1,227	—	—	26,437	27,664
Reinsurance receivables, recoverables and prepaid premiums	39,364	16,894	—	—	56,258
Deferred policy acquisition costs	63,657	33,711	—	—	97,368
Other assets	206,596	23,516	—	111,305	341,417

Total assets	$2,584,937	$958,960	$721,079	$716,674	$4,981,650

Liabilities
Reserve for losses and loss adjustment expenses	$334,252	$22,733	$—	$2	$356,987
Unearned premiums	185,400	295,130	—	46	480,576
Long-term debt	—	—	—	819,543	819,543
Other liabilities	199,390	57,989	7,498	125,422	390,299

Total liabilities	719,042	375,852	7,498	945,013	2,047,405

Shareholders’ equity	1,865,895	583,108	713,581	(228,339)	2,934,245

Total liabilities and shareholders’ equity	$2,584,937	$958,960	$721,079	$716,674	$4,981,650

THE PMI GROUP, INC. AND SUBSIDIARIES

U.S. MORTGAGE INSURANCE OPERATIONS (4) ANALYSIS OF RESERVE FOR LOSSES AND LAE

	March 31, 2005		December 31, 2004		March 31, 2004
	Loans in Default	Reserve for Losses and LAE	Loans in Default	Reserve for Losses and LAE	Loans in Default	Reserve for Losses and LAE
	(Dollars in thousands)
Primary insurance	35,716	$303,792	39,054	$306,023	34,762	$301,615
Pool insurance	16,992	34,685	17,186	32,597	16,810	32,637

Total	52,708	$338,477	56,240	$338,620	51,572	$334,252

Reconciliation of Reserve for Losses and LAE

	March 31, 2005	December 31, 2004	Reserve Change
	(Dollars in thousands)
Gross reserve for losses and LAE:
Primary insurance	$303,792	$306,023	$(2,231)
Pool insurance	34,685	32,597	2,088

Total gross reserve for losses and LAE	338,477	338,620	(143)

Ceded reserve for losses:
Primary insurance	(2,158)	(2,289)	131
Pool insurance	(89)	(117)	28

Total ceded reserve for losses	(2,247)	(2,406)	159

Net reserve for losses and LAE	$336,230	$336,214	$16

U.S. MORTGAGE INSURANCE OPERATIONS (4) STATISTICAL INFORMATION

	Three Months Ended March 31,
	2005	2004
Flow insurance written (in millions)	$6,303	$8,454
Bulk insurance written (in millions)	1,865	345

Primary new insurance written (in millions)	$8,168	$8,799

Primary new risk written (in millions)	$2,069	$2,207

Pool insurance written (in millions) (9)	$1,306	$3,903

Pool risk written (in millions) (9)	$41	$75

Product mix as a% of new insurance written:
Above 97% LTV’s	13%	10%
90.01% to 95% LTV’s	24%	32%
85.01% to 90% LTV’s	38%	40%
90.01% to 95% LTV’s with >= 30% coverage	20%	26%
85.01% to 90% LTV’s with >= 25% coverage	33%	32%
ARMs	33%	15%
Monthlies	98%	96%
Refinances	37%	34%
Bulk transactions	23%	4%

Premiums written (in thousands):
Gross premiums written	$201,129	$192,842
Ceded premiums, net of assumed premiums	(43,287)	(36,186)
Refunded premiums	(3,304)	(3,592)

Net premiums written	154,538	153,064
Change in unearned premiums	9,574	(4,041)

Net premiums earned	$164,112	$149,023

THE PMI GROUP, INC. AND SUBSIDIARIES

U.S. MORTGAGE INSURANCE OPERATIONS (4) STATISTICAL INFORMATION

	March 31, 2005	December 31, 2004	March 31, 2004
Primary insurance in force (in millions)	$103,997	$105,321	$104,304
Primary risk in force (in millions)	$25,507	$25,658	$24,545
Pool risk in force (in millions) (9)	$2,417	$2,408	$2,565
Risk-to-capital ratio (10)	8.1 to 1	8.2 to 1	8.8 to 1
Insured primary loans	788,847	803,236	816,624
Persistency	60.8%	60.9%	47.8%
Primary loans in default	35,716	39,054	34,762
Primary default rate	4.53%	4.86%	4.26%
Bulk transactions only default rate	8.17%	9.19%	8.68%
Pool default rate	5.65%	5.50%	4.39%
Primary claims paid (year-to-date in thousands)	$55,510	$193,178	$43,598
Number of primary claims paid (year-to-date)	2,413	8,335	1,840
Average primary claim size (year-to-date in thousands)	$23.0	$23.2	$23.7
Percentage of flow NIW subject to captive reinsurance arrangements (year-to-date)	61.1%	63.3%	57.3%
Percentage of NIW subject to captive reinsurance arrangements (year-to-date)	47.1%	55.7%	55.0%
Percentage of IIF subject to captive reinsurance arrangements (year-to-date)	53.7%	53.7%	51.3%
Percentage of RIF subject to captive reinsurance arrangements (year-to-date)	53.6%	55.0%	53.3%

CMG MORTGAGE INSURANCE COMPANY STATISTICAL INFORMATION

	March 31, 2005	December 31, 2004	March 31, 2004
Primary new insurance written (year-to-date in millions)	$1,071	$5,355	$1,021
Primary insurance in force (in millions)	$14,213	$14,037	$12,735
Primary risk in force (in millions)	$3,286	$3,219	$2,824
Insured primary loans	105,928	105,568	98,926
Persistency	69.1%	69.1%	55.8%
Primary loans in default	713	666	544
Primary default rate (year-to-date)	0.67%	0.63%	0.55%
Primary claims paid (year-to-date in thousands)	$892	$5,111	$1,124
Number of primary claims paid (year-to-date)	41	244	44
Average primary claims size (year-to-date in thousands)	$21.8	$20.9	$25.5

THE PMI GROUP, INC. AND SUBSIDIARIES

PMI AUSTRALIA STATISTICAL INFORMATION

	March 31, 2005	December 31, 2004	March 31, 2004
Net premiums written (year-to-date in thousands)	$32,388	$151,164	$35,796
Premiums earned (year-to-date in thousands)	$29,399	$109,071	$28,852
Flow insurance written (year-to-date in millions)	$3,922	$19,540	$5,276
RMBS insurance written (year-to-date in millions)	3,816	14,669	2,987

New insurance written (year-to-date in millions)	$7,738	$34,209	$8,263

Insurance in force (in millions)	$117,439	$113,628	$93,232
Risk in force (in millions)	$106,724	$103,135	$84,458
Policies in force	955,922	926,073	823,174
Loans in default	1,276	1,020	1,309
Default rate	0.13%	0.11%	0.16%
Claims paid (year-to-date in thousands)	$305	$1,111	$189
Number of claims paid (year-to-date)	18	65	14
Average claim size (year-to-date in thousands)	$16.9	$17.1	$13.5

PMI EUROPE STATISTICAL INFORMATION

	March 31, 2005	December 31, 2004	March 31, 2004
Net premiums written (year-to-date in thousands)	$1,547	$9,568	$2,725
Premiums earned (year-to-date in thousands)	$4,353	$20,944	$5,369
New credit default swap written (year-to-date in millions)	$—	$2,603	$2,068
Insurance in force (in millions)	$31,365	$34,332	$33,699
Risk in force (in millions)	$2,405	$2,747	$3,283
Claims paid (year-to-date in thousands)	$825	$979	$489
Number of claims paid (year-to-date)	20	77	31

THE PMI GROUP, INC. AND SUBSIDIARIES

APPENDIX A - U.S. MORTGAGE INSURANCE OPERATIONS (4) SUPPLEMENTAL STATISTICAL INFORMATION

	3/31/2005	12/31/2004	9/30/2004	6/30/2004	3/31/2004
Primary insurance in force (in millions)
Flow	$91,399	$93,263	$93,601	$92,968	$93,161
Bulk	12,598	12,058	11,181	11,238	11,143

Total	$103,997	$105,321	$104,782	$104,206	$104,304

Primary risk in force (in millions)
Flow	$22,541	$22,885	$22,741	$22,342	$22,143
Bulk	2,966	2,773	2,518	2,460	2,402

Total	$25,507	$25,658	$25,259	$24,802	$24,545

Primary policies in force	788,847	803,236	805,859	807,822	816,624

Primary risk in force - credit score distribution
Flow 619-575	6.1%	6.2%	6.4%	6.6%	6.8%
574 or below	1.7%	1.8%	1.9%	2.0%	2.1%

Bulk 619-575	20.2%	21.1%	21.6%	21.0%	21.3%
574 or below	12.9%	13.0%	12.7%	12.2%	12.7%

Total 619-575	7.7%	7.8%	7.9%	8.0%	8.3%
574 or below	3.0%	3.0%	3.0%	3.0%	3.1%

Primary average loan size (in thousands)
Flow	$131.5	$131.3	$130.5	$129.3	$128.1
Bulk	$134.1	$129.8	$127.1	$126.9	$124.9
Total	$131.8	$131.1	$130.1	$129.0	$127.7

Loss severity - primary (quarterly)
Flow	85.6%	84.9%	77.4%	83.0%	82.1%
Bulk	90.9%	84.6%	78.8%	83.5%	82.1%
Total	86.8%	84.8%	77.8%	83.1%	82.1%

Alt-A primary insurance in force (in millions)

With FICO scores of 660 and above	$10,892	$10,250	$9,421	$8,590	$7,623
With FICO scores below 660 and above 619	2,136	2,029	1,836	1,648	1,330

Total Alt-A primary insurance in force	$13,028	$12,279	$11,257	$10,238	$8,953

NEW INSURANCE WRITTEN AND INSURANCE IN FORCE ANALYSIS

	3/31/2005	12/31/2004	9/30/2004	6/30/2004	3/31/2004
FICO > 700 and LTV > 80 (in millions)

Primary new insurance written (year-to-date)	$3,049	$16,643	$12,788	$8,633	$3,826
Primary insurance in force	$42,974	$43,801	$43,862	$43,640	$43,660

Total portfolio (in millions)

Primary new insurance written (year-to-date)	$8,168	$41,213	$30,695	$20,205	$8,799
Primary insurance in force	$103,997	$105,321	$104,782	$104,206	$104,304

FICO > 700 and LTV > 80 as a percentage of total portfolio

Primary new insurance written (year-to-date)	37.3%	40.4%	41.7%	42.7%	43.5%
Primary insurance in force	41.3%	41.6%	41.9%	41.9%	41.9%

THE PMI GROUP, INC. AND SUBSIDIARIES

APPENDIX B - PMI AUSTRALIA AND PMI EUROPE QUARTERLY FINANCIAL INFORMATION

PMI AUSTRALIA

	3/31/05	12/31/04	9/30/04	6/30/04	3/31/04	12/31/03	9/30/03	6/30/03
	(Australian $ in thousands, unless otherwise noted)
Income Statement Components - Quarter Ended
Premiums earned	$37,840	$35,819	$37,109	$37,308	$37,790	$36,766	$32,855	$30,811
Net investment income	$14,705	$14,087	$13,098	$12,677	$12,139	$9,235	$12,309	$9,525
Change in fair value of put options	$(1,338)	$(228)	$(1,890)	$1,311	$—	$—	$—	$—
Total expenses	$13,788	$13,624	$13,413	$12,799	$12,030	$12,160	$(216)	$9,282
Net income	$26,487	$25,447	$24,725	$26,832	$26,518	$21,441	$31,993	$21,412

Net income (US$ in thousands)	$20,584	$19,272	$17,554	$19,219	$20,265	$15,511	$21,073	$13,746

Balance Sheet Components

Assets

Cash and investments, at fair value	$1,037,704	$1,027,236	$973,479	$924,330	$892,864	$853,920	$816,143	$777,701
Total assets	$1,132,961	$1,116,874	$1,068,080	$1,013,102	$976,723	$935,904	$891,787	$853,196

Liabilities and Shareholders’ Equity

Loss reserves	$12,549	$12,547	$13,692	$13,556	$13,537	$13,536	$13,698	$25,450
Unearned premiums	$382,781	$378,981	$364,120	$346,748	$330,477	$321,441	$297,042	$277,921
Shareholders’ equity	$689,927	$673,124	$642,585	$607,781	$586,842	$556,329	$539,141	$515,622

PMI EUROPE

	3/31/05	12/31/04	9/30/04	6/30/04	3/31/04	12/31/03	9/30/03	6/30/03
	(Euro € in thousands, unless otherwise noted)
Income Statement Components - Quarter Ended

Premiums earned	€3,321	€4,140	€4,233	€4,172	€4,295	€7,765	€1,283	€1,867
Net investment income	€2,002	€1,435	€2,294	€1,642	€2,198	€1,199	€1,491	€974
Change in fair value of put options	€(33)	€(6)	€(96)	€(18)	€—	€—	€—	€—
Total expenses	€2,031	€3,679	€1,476	€1,462	€1,768	€1,723	€1,144	€1,376
Net income	€2,326	€2,703	€3,942	€3,535	€3,781	€5,955	€1,299	€1,329

Net income (US$ in thousands)	$3,049	$3,489	$4,822	$4,260	$4,726	$7,089	$1,469	$1,533

Balance Sheet Components

Assets

Cash and investments, at fair value	€172,707	€169,165	€164,558	€161,129	€162,621	€154,369	€98,847	€94,132
Total assets	€182,857	€179,134	€175,731	€172,402	€170,600	€160,891	€100,878	€100,302

Liabilities and Shareholders’ Equity

Loss reserves	€12,807	€12,126	€10,656	€10,497	€10,031	€9,624	€2,109	€1,956
Unearned premiums	€24,719	€26,859	€29,363	€31,748	€33,903	€36,029	€183	€566
Shareholders’ equity	€125,395	€121,494	€117,142	€111,691	€109,386	€100,524	€95,289	€95,115

THE PMI GROUP, INC. AND SUBSIDIARIES

APPENDIX C - BUSINESS SEGMENT RESULTS OF OPERATIONS BY QUARTER

	2005	2004
	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
	(Dollars in thousands)
U.S. Mortgage Insurance Operations (4)

Net premiums written	$154,538	$153,916	$143,732	$147,407	$153,064

Revenues
Premiums earned	$164,112	$168,313	$162,276	$154,392	$149,023
Net investment income	25,579	25,496	24,332	27,944	24,458
Equity in earnings from unconsolidated subsidiaries (1)	4,074	4,569	3,707	3,676	3,328
Net realized investment gains (losses)	420	(12)	1,672	(166)	1,087
Other income (expense)	4	15	(24)	(25)	81

Total revenues	194,189	198,381	191,963	185,821	177,977

Losses and expenses
Losses and loss adjustment expenses	63,118	58,355	60,092	55,755	58,956
Amortization of policy acquisition costs	16,026	16,585	18,003	18,109	19,433
Other underwriting and operating expenses	23,554	27,258	22,785	23,445	24,981
Field operations restructuring charge	—	—	315	1,443	1,156
Legal settlement refund	—	—	(2,574)	—	—
Interest expense	1	12	13	17	21

Total losses and expenses	102,699	102,210	98,634	98,769	104,547

Income before income taxes	91,490	96,171	93,329	87,052	73,430
Income taxes	25,149	26,328	25,528	23,790	19,822

Net income	$66,341	$69,843	$67,801	$63,262	$53,608

International Operations (5)

Net premiums written	$39,185	$46,156	$43,238	$43,460	$40,323

Revenues
Premiums earned	$35,435	$33,979	$32,829	$33,255	$36,259
Net investment income	13,756	12,789	11,848	10,646	11,807
Net realized investment gains (losses)	340	(263)	256	377	225
Other income (loss)	(113)	3,044	296	2,399	1,602

Total revenues	49,418	49,549	45,229	46,677	49,893

Losses and expenses
Losses and loss adjustment expenses	1,363	1,737	746	777	864
Amortization of policy acquisition costs	4,417	3,065	3,225	3,135	3,662
Other underwriting and operating expenses	7,005	10,235	7,346	6,940	6,867
Interest expense	—	—	12	60	1

Total losses and expenses	12,785	15,037	11,329	10,912	11,394

Income before income taxes	36,633	34,512	33,900	35,765	38,499
Income taxes	11,485	10,274	10,218	10,799	11,470

Net income	$25,148	$24,238	$23,682	$24,966	$27,029

Financial Guaranty (6)

Equity in earnings from unconsolidated subsidiaries (1)	$20,846	$16,156	$17,061	$19,699	$14,928
Income taxes	1,956	1,689	1,820	2,220	1,413

Net income	$18,890	$14,467	$15,241	$17,479	$13,515

Other (7)

Net premiums written	$23	$31	$9	$9	$17

Revenues
Premiums earned	$20	$20	$18	$16	$20
Net investment income	4,455	4,706	5,775	5,032	3,776
Equity in earnings (losses) from unconsolidated subsidiaries (1)	292	(975)	353	210	842
Net realized investment losses	(39)	—	(374)	(143)	(37)
Realized loss from discontinued operations of equity investment (3)	—	(20,420)	—	—	—
Other income	5,644	5,345	6,146	7,424	7,168

Total revenues	10,372	(11,324)	11,918	12,539	11,769

Losses and expenses
Other underwriting and operating expenses	15,086	20,272	16,545	17,790	17,316
Interest expense	9,552	8,640	8,612	8,745	8,493

Total losses and expenses	24,638	28,912	25,157	26,535	25,809

Loss from continuing operations before income tax benefit	(14,266)	(40,236)	(13,239)	(13,996)	(14,040)
Income tax benefit from continuing operations	(5,045)	(13,339)	(9,158)	(4,964)	(5,451)

Loss from continuing operations after income tax benefit	(9,221)	(26,897)	(4,081)	(9,032)	(8,589)

Income from discontinued operations before income taxes (2)	—	—	—	—	5,756
Income taxes from discontinued operations (2)	—	—	—	—	1,958

Income from discontinued operations after income taxes (2)	—	—	—	—	3,798

Gain on sale of discontinued operations, net of income taxes (2)	—	(1,105)	—	—	30,108

Net income (loss)	$(9,221)	$(28,002)	$(4,081)	$(9,032)	$25,317